PROMISSORY NOTE

Principal: U.S. 160,000.00 Made and Dated in Vancouver, Canada

Maturing: Two years and one day from the effective date thereof.

THIS PROMISSORY NOTE is provided, dated and made effective as of the 12th day of May, 2000.

TO:

TROOPER TECHNOLOGIES INC., a company duly incorporated under the laws of the Province of British Columbia and having an executive office located at Suite 1020, 400 Burrard Street, Vancouver, British Columbia, V6C 3A6

(hereinafter referred to as the "Lender");

FROM:

POLVOICE.COM, a company duly incorporated under the laws of Poland and having an executive office located at: 03-916 Warsaw, 42/7 Walecznych St.

(hereinafter referred to as the "Borrower").

FOR VALUABLE CONSIDERATION, receipt, whereof is hereby acknowledged, the undersigned, Borrower, hereby promises to pay the Lender, or the holder of this promissory note (the "Promissory Note"), in accordance with the terms and conditions referenced herein, the aggregate principal sum of one hundred and sixty thousand dollars ($160,000) in lawful money of the United States of America (hereinafter referred to as the "Principal Amount") together with interest thereon at the prime rate charged by the Royal Bank of Canada to its best commercial customers plus two percent (prime plus 2%) per annum compounded annually and payables annually not in advance (hereinafter referred to as the "interest") from the effective date hereof.

The entire Principal Amount, together with any outstanding Interest thereon as specified above, is due and payable by the Borrower to the Lender at or before 5;00 p.m. (Vancouver time) on May 28, 2002.

The holder of this Promissory Note may, from time to time, grant written indulgences with respect to certain payment amounts or periods but such indulgences will not in any way effect the undersigned's liability upon this

Promissory Note nor will such indulgences vary any other term to which indulgences has not specifically been granted. No indulgences will be enforceable against the holder unless granted in writing.

To secure payment of any amount hereunder, the undersigned hereby irrevocably appoints and authorizes any representative of the holder to appear before a court of competent jurisdiction and enter judgment, without process, in favour of the holder of the Principal Amount together with any interest thereon, and the undersigned waives and releases all errors which may intervene and consents to immediate execution upon such judgment.

The undersigned hereby waives demand, preseniment for payment, notice of non-payment and protest.

If any provisions of this Promissory Note is held to be invalid, illegal or unenforceable, then such will not effect or impair the validity, legality or enforceability of the remaining provisions.

WITNESS the hand and seal of the authorized representatives of the undersigned given under seal duly the day and year first above written.

The CORPORATE SEAL of
POLVOICE.COM
The Borrower herein,
was hereunder affixed in the presence of:
/s/ Rafal Skrzeczkowski
Authorized Signatory
/s/ Michael Piwowar
Authorized Signatory